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                                                                     EXHIBIT 1b
                             CRITERION INCOME TRUST
                            (Commerce Income Shares)


         AMENDMENT TO DECLARATION OF TRUST TO: (1) Change the name of the Trust; (2) change the name of Commerce Income Shares, the only presently outstanding Series of Shares of the Trust; and (3) permit Shares of each Series of the Trust to be issued in two or more classes.


                                       I.

         Pursuant to Article XI, Section 11.3 of the Declaration of Trust, each of the undersigned hereby executes this certificate in connection with the change of name of the Trust and for that purpose adopts the following resolution:

         RESOLVED, that, pursuant to Article XI, Section 11.3 of the Declaration of Trust, the name of the Trust is hereby changed to "Transamerica Investment Trust."


                                      II.

         Pursuant to Article VI, Section 6.9 and Article XI, Section 11.3 of the Declaration of Trust, each of the undersigned hereby executes this certificate in connection with the change of name of Commerce Income Shares, the only presently outstanding Series of Shares of the Trust, and for that purpose adopts the following resolution:

         RESOLVED, that, pursuant to Article VI, Section 6.9 and Article XI,
Section 11.3 of the Declaration of Trust, the name of Commerce Income Shares, the only presently outstanding Series of Shares of the Trust, is hereby changed to "Transamerica Growth and Income Fund."


                                      III.

         Pursuant to Article XI, Section 11.3 of the Declaration of Trust, each of the undersigned hereby executes this certificate in connection with the amendment to the Declaration of Trust permitting Shares of any Series of Shares of the Trust to be issued in two or more classes and for that purpose adopts the following resolution:

         RESOLVED, that, pursuant to Article XI, Section 11.3 of the Declaration of Trust, and pursuant to action taken by the Shareholders of Commerce Income Shares, the only presently outstanding Series of Shares of the Trust, at a special meeting of such

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Shareholders held on June 14, 1989, approving an amendment to the Declaration of Trust permitting the Trustees, without further action by Shareholders, to issue two or more classes of Shares within each Series or Shares having such preferences, or special or relative rights and privileges as the Trustees may determine, the Declaration of Trust be and it hereby is amended to read as hereinafter set forth:

I. The present definition of "Shares" in Section 1.2 shall be deleted and the following language substituted therefor:

                 "Shares" shall mean the equal proportionate transferable units of interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares. As provided in Article VI hereof, the Trust may issue separate classes of Shares; all references to Shares shall be deemed to be Shares of a single class or all classes as the context may require.

II. Present Section 6.1 of Article VI shall be deleted in its entirety and the following provision substituted therefor:

                 6.1. Beneficial Interest. (a) The interest of the beneficiaries hereunder shall be divided into transferable shares of beneficial interest, par value $0.01 per share. The number of such shares of beneficial interest authorized hereunder is unlimited. The Trustees may initially issue whole and fractional shares of a single class, each of which shall represent an equal proportionate share in the Trust with each other Share. As provided by the provisions of Section 6.9 hereof, the Trustees may authorize the creation of series of shares (the proceeds of which may be invested in separate, independently managed portfolios) and additional classes of shares within any series. All Shares issued hereunder including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and nonassessable.

                 (b) In the event the Trustees create more than one class of shares, each class shall represent interests in the Trust property and have identical voting, dividend, liquidation and other rights and the same terms and conditions except that expenses related directly or indirectly to the distribution of the shares of a class may be borne solely by such class (as shall be determined by the Trustees) and, as provided in Section 10.1, a class may have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class. The bearing of such expenses solely by a class of shares shall be appropriately reflected (in the manner determined by the Trustees) in the net asset value, dividend and liquidation rights of the Shares of such class. The division of the Shares into classes and the terms and conditions pursuant to which the Shares of each class will be issued and governed is subject to compliance with the requirements of the 1940 Act or any applicable exemption therefrom available either in the 1940 Act, any rule or regulation thereunder or any order promulgated by the Securities and Exchange Commission. No division of Shares into classes shall result in the creation of a class of Shares having a preference as to dividends or distributions or a preference in the event of any liquidation, termination or winding up of the Trust.

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III.             Present Sections 9.1, 9.2 and 9.3 of Article IX shall be
                 deleted in their entirely and the following provisions substituted therefor.

                 9.1. Net Asset Value. The net asset value of each outstanding Share of the Trust shall be determined in such manner and at such time or times on such days as the Trustees may determine, in accordance with applicable provisions of the 1940 Act, as described from time to time in the Trust's currently effective Prospectus and Statement of Additional Information. The methods of determination of the net asset value of Shares of each class shall be determined by the Trustees and shall be as set forth in the Prospectus with any expenses being borne solely by a class of Shares being reflected in the net asset value of such Shares. The power and duty to make the daily calculations may be delegated by the Trustees to the adviser, administrator, manager, custodian, transfer agent or such other person as the Trustees may determine. The Trustees may suspend the daily determination of net asset value to the extent permitted by the 1940 Act.

                 9.2. Distribution to Shareholders. The Trustees shall from time to time distribute ratably among the Shareholders such proportion of the net profits, surplus (including paid-in-surplus), capital, or assets held by the Trustees as they deem proper, with any expenses being borne solely by a class of Shares being reflected in the net profits or other assets being distributed to such class. Such distribution shall be made in cash or Shares, and the Trustees may, distribute ratably among the Shareholders additional Shares issuable hereunder in such manner, at such times, and on such terms as the Trustees may deem proper. Such distributions may be among the Shareholders of record at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine. The Trustees may always retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as they may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as they may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business. The Trustees may adopt and offer to Shareholders such dividend reinvestment plan, cash dividend payout plans or related plans as the Trustees shall deem appropriate.

         Inasmuch as the computation of net income and gains for federal income tax purposes may vary from the computation thereof on the books of the Trust, the above provisions shall be interpreted to give the Trustees the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Trust to avoid or reduce liability for taxes.

                 9.3. Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this Article IX, the Trustees may prescribe, in their absolute discretion, such other bases and times for determining the net asset value per share of the Trust's Shares or net income, or the declaration and payment of dividends and distributions as they deem necessary or desirable or to enable the Trust to comply with any

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provision of the 1940 Act, including any rule or regulation adopted pursuant to
Section 22 of the 1940 Act by the Commission or any securities association registered under the Securities Exchange Act of 1934, all as in effect now or hereafter amended or modified.

IV. Present Section 10.1 of Article X shall be deleted in its entirety and the following provision substituted therefor.

                 10.1. Voting Powers. The Shareholders shall have the power to vote only (a) for the election of Trustees as provided in Article II hereof,
(b) with respect to any investment advisory, management or other contract as provided in Section 4.1, (c) with respect to termination of the Trust as provided in Section 11.2, (d) with respect to any amendment of the Declaration to the extent and as provided in Section 11.3, (e) with respect to any merger, consolidation or sale of assets as provided in Section 11.4, (f) with respect to incorporation of the Trust to the extent and as provided in Section 11.5,
(g) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (h) with respect to such additional matters relating to the Trust as may be required by law, the Declaration, the By-laws or any registration statement of the Trust filed with any federal or state regulatory authority, or as and when the Trustees may consider necessary or desirable. If the Shares shall be divided into classes as provided in
Article VI hereof, the Shares of each class shall have identical voting rights except that the Trustees, in their discretion, may provide a class with exclusive voting rights with respect to matters related to expenses being borne solely by such class.

                 Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote, except that Shares held in the treasury of the trust as of the record date, as determined in accordance with the By-Laws, shall not be voted. A Majority Shareholder Vote shall be sufficient to take or authorize action upon any matter except as otherwise provided herein. There shall be no cumulative voting in the election of Trustees. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, the Declaration or the By-Laws to be taken by Shareholders.

                 In the event of the establishment of series or classes as contemplated by Section 6.9, Shareholders of each such series or class shall, with respect to those matters upon which Shareholders are entitled to vote, be entitled to vote only on matters affecting such series or class, and voting shall be by series or class and require an Majority Shareholder Vote of each series or class that would be affected by such matter, except that all Shares (regardless of series or class) shall be voted as a single voting class, or a Majority Shareholder Vote of each series or class shall be necessary, where required by applicable law. Except as otherwise required by law, any action required or permitted to be taken at any meeting of Shareholders may be taken without a meeting if Shareholders constituting a Majority Shareholder Vote consent to the action in writing and such consents are filed with the records of the Trust. Such consents shall be treated for all

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purposes as votes taken at a meeting of Shareholders. The By-Laws may include further provisions for Shareholders' votes and meetings and related matters not inconsistent with the Declaration.

V. Present Section 11.2 of Article XI shall be deleted in its entirety and the following provision substituted therefor.

                 Termination of Trust.

                 (a) The Trust may be terminated (i) by a Majority Shareholder Vote at any meeting of Shareholders, (ii) by an instrument in writing, without a meeting, signed by a majority of the Trustees and consented to by holders constituting a Majority Shareholder Vote or (iii) by the Trustees by written notice to the Shareholders. Upon the termination of the Trust,

                          (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                          (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part the remaining Trust. Property to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; provided that any sale, conveyance, assignment, exchange, transfer or other disposition of all or substantially all the Trust Property shall require approval as set forth in Section 11.4.

                          (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities, and refunding agreements, as they may deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders of each class of series according to their respective rights, taking into account the proper allocation of expenses being borne solely by any class of Shares.

                 (b) After termination of the Trust and distribution to Shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.





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         IN WITNESS WHEREOF, the undersigned has caused this Certificate of
Amendment to be executed this 14th day of June, 1989.

/s/ Clive Runnells                         /s/ Robert C. Thompson
-----------------------------              ---------------------------------
Clive Runnells, as Trustee                 Robert C. Thompson, as Trustee
3900 Essex Lane, Suite 1100                P.O. Box 3490
Houston, Texas   77027                     Conroe, Texas   77305

/s/ Thomas B. McDade                       /s/ Leo E. Linbeck, Jr.
-----------------------------              ---------------------------------
Thomas B. McDade, as Trustee               Leo E. Linbeck, Jr., as Trustee
5276 Cedar Creek                           P.O. Box 22500
Houston, Texas   77056                     Houston, Texas   77027

/s/ R. Trent Campbell                      /s/ William H. Cunningham
-----------------------------              ---------------------------------
R. Trent Campbell, as Trustee              William H. Cunningham, as Trustee
777 Post Oak Blvd, #510                    P.O. Box T
Austin, Texas   78746                      Austin, Texas   78713






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